Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-194367, 333-149893 and 333-167508) and S-3 (No. 333-233668) of Hillenbrand, Inc. of our report dated November 13, 2019, except for the effects of assets and liabilities that have been reclassified to held for sale discussed in Note 4 to the consolidated financial statements, as to which the date is November 12, 2020, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
November 12, 2020